Filed pursuant to Rule 424(b)(3)
Registration No. 333-164059

PROSPECTUS

35,882,301 Shares

CareFusion Corporation

Common Stock, Par Value $0.01 Per Share

This prospectus relates to the offer and resale from time to time of up to 35,882,301 shares of our common stock by Cardinal Health, Inc. (“Cardinal Health”), the selling stockholder. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by Cardinal Health.

Our registration of the shares of common stock covered by this prospectus does not mean that Cardinal Health will offer or sell any of the shares. Cardinal Health may sell the shares of common stock covered by this prospectus from time to time in a number of different ways and at varying prices. We provide more information about how Cardinal Health may sell the shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the New York Stock Exchange under the symbol “CFN.” On December 22, 2009, the last reported sale price of our common stock was $26.08 per share.

Investing in our common stock involves certain risks. See the “Risk Factors” section on page 2.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 6, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor Cardinal Health have authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the U.S. Securities and Exchange Commission’s (the “SEC”) website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Trademarks, Trade Names and Service Marks

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include: CareFusion™, Alaris®, Guardrails®, Pyxis®, AVEA®, Pulmonetic Systems™, Jaeger®, SensorMedics®, ChloraPrep®, V. Mueller®, SmartSite®, MedStation®, PyxisConnect®, Pyxis SupplyStation™, Pyxis ProcedureStation™, MedMined™, Convertors®, Presource®, CardinalASSIST™, EnVe™ and Valuelink®, which may be registered or trademarked in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such other company.

Company References

In this prospectus, unless otherwise specified or the context otherwise requires, references to “CareFusion Corporation,” “CareFusion,” “we,” “us,” “our” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in this prospectus to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

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OUR COMPANY

We are a leading global medical technology company with clinically proven and industry-leading products and services designed to measurably improve the safety and quality of healthcare. Our offerings include established brands used in hospitals throughout the United States and in more than 120 countries worldwide.

We offer comprehensive product lines in the areas of intravenous, or IV, infusion, medication and supply dispensing, respiratory care, infection prevention and surgical instruments. Our primary product brands include:

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Alaris IV infusion systems that feature our proprietary Guardrails software, an application that alerts the clinician when a parameter is outside the institution’s pre-established limitations for that medication, thereby helping to reduce IV medication errors;

•	Pyxis automated medication dispensing systems that provide comprehensive medication management and Pyxis automated medical supply dispensing systems;

•	AVEA and Pulmonetic Systems ventilation and respiratory products, and Jaeger and SensorMedics pulmonary products;

•	ChloraPrep products that help prevent vascular and surgical-site infections and MedMined software and surveillance services that help target and reduce hospital-acquired infections, or HAIs; and

•	V. Mueller surgical instruments and related products and services.

For the three months ended September 30, 2009 and for the fiscal year ended June 30, 2009, we generated revenue of $923 million and $3.6 billion, respectively, and net income from continuing operations of $55 million and $290 million, respectively. Approximately 69% of our fiscal 2009 revenue was from customers in the United States and 31% was from customers outside of the United States.

We were incorporated in Delaware on January 14, 2009 for the purpose of holding Cardinal Health’s clinical and medical products businesses in anticipation of spinning off from Cardinal Health. The address of our principal executive offices is 3750 Torrey View Court, San Diego, California 92130 and our telephone number is (858) 617-2000. We completed the spinoff from Cardinal Health on August 31, 2009. In connection with the spinoff, Cardinal Health contributed the majority of the businesses comprising its clinical and medical products segment to us (“the contribution”), and distributed approximately 81% of our outstanding common stock, or approximately 179.8 million shares, to its shareholders (“the distribution”), based on a distribution ratio of 0.5 shares of our common stock for each common share of Cardinal Health held on the record date of August 25, 2009. Cardinal Health retained approximately 19% of our outstanding common stock, or approximately 41.4 million shares, in connection with the spinoff. Pursuant to the private letter ruling received from the Internal Revenue Service by Cardinal Health in connection with the separation, Cardinal Health is required to dispose of the remaining amount of our common stock that it holds within five years of the distribution date.

Until our separation from Cardinal Health on August 31, 2009, CareFusion Corporation was a wholly owned subsidiary of Cardinal Health. Accordingly, our historical financial information for the fiscal year ended June 30, 2009 and prior years does not reflect our results as a separate, stand-alone company. In this prospectus, we describe the businesses contributed to us by Cardinal Health in the spinoff as if they were our businesses for all historical periods described. References in this prospectus to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the contributed businesses as the business were conducted as part of Cardinal Health and its subsidiaries prior to the spinoff. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets that were historically managed by us prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. For the fiscal year ended June 30, 2009, these businesses were reported in the Company’s financial statements on an as-managed basis. In connection with the spinoff, effective as of August 31, 2009, these businesses have been reclassified by the Company as discontinued operations. In addition, as disclosed in CareFusion’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, which is incorporated herein by reference, the Company committed to a plan to dispose of its Audiology business during the quarter ended September 30, 2009, and subsequently sold the business on October 1, 2009. As a result, this business has been reclassified by the Company as discontinued operations.

RISK FACTORS

An investment in our common stock involves risk. We urge you to carefully consider the risks and other information described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, incorporated by reference herein, and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2009, incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements. Any of the risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our results of operations or financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and other materials we have filed or will file with the SEC contain, or will contain, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include:

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difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory approvals or clearances associated with those activities;

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changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	cost-containment efforts of our customers, purchasing groups, third-party payers and governmental organizations;

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the continued financial viability and success of our customers and suppliers and the potential impact on our customers and suppliers of declining economic conditions, which could impact our results of operations and financial condition;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

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actions of regulatory bodies and other government authorities, including the U.S. Food and Drug Administration and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sales or result in recalls, seizures, consent decrees, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims or other legal proceedings or any government investigations;

•	disruption or damage to or failure of our information systems;

•	interruption in our ability to manufacture our products or an inability to obtain key components or raw materials or increased costs in such key components or raw materials;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition;

•	uncertainties in our industry due to government healthcare reform;

•	uncertainties related to the availability of additional financing to us in the future and the terms of such financing;

•	risks associated with international operations, including fluctuations in currency exchange rates;

•	the effects of our strategies to run our business in a tax-efficient manner;

•	competitive pressures in the markets in which we operate;

•	the loss of, or default by, one or more key customers or suppliers;

•	unfavorable changes to the terms of key customer or supplier relationships;

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downgrades of our credit ratings or disruptions to financial markets, and the potential that such downgrades or disruptions could adversely affect our access to capital and the terms of such capital or increase our cost of capital;

•	failure to retain or continue to attract senior management or key personnel;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	any failure to realize expected benefits from the separation;

•	risks associated with our substantial leverage following the separation;

•	a change in our revenue and operating costs following the separation;

•	the potential effects of threatened or actual terrorism and war; and

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

USE OF PROCEEDS

Cardinal Health will receive all of the net proceeds from the sale of the shares of common stock offered hereby. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by Cardinal Health.

SELLING STOCKHOLDER

Prior to our separation from Cardinal Health, we and Cardinal Health entered into a stockholder’s and registration rights agreement pursuant to which we agreed that, upon the request of Cardinal Health, we would use our commercially reasonable efforts to effect the registration under applicable federal and state securities laws of the shares of common stock retained by Cardinal Health, which shares are being offered for sale by Cardinal Health hereby.

In connection with the spinoff, Cardinal Health retained approximately 19% of our outstanding common stock, or 41,392,836 shares. Pursuant to the private letter ruling received from the Internal Revenue Service by Cardinal Health in connection with the separation, Cardinal Health is required to dispose of these shares within five years of the distribution date. Prior to the date of this prospectus, Cardinal Health sold 5,510,535 shares in transactions exempt from registration under the Securities Act. The following table sets forth, as of the date of this prospectus, certain information regarding the number of shares of common stock to be sold in the offering by Cardinal Health and Cardinal Health’s beneficial ownership of our common stock.

Cardinal Health is our former parent. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. The percentage of beneficial ownership reflected in the following table is based on 221,384,194 shares of common stock outstanding as of November 2, 2009. Pursuant to the stockholder’s and registration rights agreement, Cardinal Health agreed to vote our common stock that it retained in proportion to the votes cast by our other stockholders and granted us a proxy to vote its shares of our common stock in such proportion. The proxy is automatically revoked as to a particular share upon any sale or transfer of such share from Cardinal Health to a person other than Cardinal Health.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock to be Sold in the Offering		Shares Beneficially Owned Immediately After this Offering
Name of Selling Stockholder	Number	Percent	Percent	Number	Percent	Number
Cardinal Health, Inc.	35,882,301	16.21%	16.21%	35,882,301	0%	0

PLAN OF DISTRIBUTION

We have been advised that the shares may be offered and sold by or for the account of Cardinal Health (or its pledgees, donees, transferees, or successors in interest), from time to time as market conditions permit, on the New York Stock Exchange, any other exchange on which the shares may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions, and that the shares may be sold by one or more of the following methods, without limitation:

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purchases by underwriters, brokers, dealers, and agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling shareholder and/or the purchasers of the shares for whom they may act as agent;

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one or more block trades in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction or, in crosses, in which the same broker acts as agent on both sides;

•	purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	face-to-face transactions between sellers and purchasers without a broker-dealer;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	short sales or transactions to cover short sales relating to the shares;

•	distributions to creditors and equity holders of the selling shareholder;

•	transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);

•	sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

•	any combination of the foregoing, or by any other legally available means.

Cardinal Health may enter into sale, forward sale, and derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell securities covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the shares covered by this prospectus. The third parties may use shares received under those sale, forward sale, or derivative arrangements or shares pledged by Cardinal Health or borrowed from Cardinal Health or others to settle such third party sales or to close out any related open borrowings of shares. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part). In addition, Cardinal Health may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Cardinal Health. Cardinal Health also may sell shares short and redeliver shares to close out such short positions. Cardinal Health may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. Cardinal Health also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our securities or Cardinal Health’s securities or in connection with the offering of other securities not covered by this prospectus. From time to time, Cardinal Health may also transfer or donate their shares and each transferee, or donee will be deemed to be a selling stockholder for purposes of this prospectus. Any pledgee, secured party, transferee, or donee that Cardinal Health intends to offer or sell shares to through this prospectus will be named in a prospectus supplement, if required.

In addition, any shares of Cardinal Health covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

Underwriters, brokers, dealers, or agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder. Underwriters, broker-dealers, or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer, or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, brokers or dealers engaged by Cardinal Health may arrange for other brokers or dealers to participate.

At the time a particular offer of shares is made by Cardinal Health, a prospectus supplement, if required, will be distributed to set forth the terms of the specific offering of the shares, including:

•	the name of the selling stockholder and other participating broker-dealer(s);

•	the number of shares offered;

•	the price at which such shares are being sold;

•	the proceeds to the selling stockholder from the sale of such shares;

•	the specific plan of distribution for such shares;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees, or other compensation to underwriters or agents;

•	any discounts or concessions allowed or paid to dealers; and

•	any other facts material to the transaction.

In connection with the sale of the shares, Cardinal Health and such brokers and dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Accordingly, any profits realized by Cardinal Health and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because a selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, Cardinal Health will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to Cardinal Health for the purpose of satisfying any prospectus delivery requirements.

Subject to the limitations in the stockholder’s and registration rights agreement, Cardinal Health may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. Cardinal Health will act independently of us in making decisions regarding the timing, manner, and size of each sale. There can be no assurance, however, that all or any of the shares will be offered by Cardinal Health. We know of no existing arrangements between Cardinal Health and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

We will not receive any of the proceeds of any sale of shares by Cardinal Health. We will bear all of the expenses of the registration of this offering under the Securities Act including, without limitation, registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker’s fees applicable to the sale of any shares will be borne by Cardinal Health or by such persons other than us as agreed by and among Cardinal Health and such other persons.

We and Cardinal Health have agreed to indemnify each other against certain liabilities under the Securities Act. In addition, we or Cardinal Health may agree to indemnify any underwriters, brokers, dealers or agents against, or contribute to any payments the underwriters, brokers, dealers or agents may be required to make, with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, brokers, dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or Cardinal Health and its affiliates in the ordinary course of business.

Cardinal Health will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our shares by Cardinal Health. These restrictions may affect the marketability of such shares.

In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

In connection with an underwritten offering of shares under this prospectus, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the shares offered under this prospectus. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an automated quotation system or in the over-the-counter market or otherwise.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

MARKET PRICE OF OUR COMMON EQUITY

Market Information

Our common stock is traded on the New York Stock Exchange under the symbol “CFN.” A “when issued” trading market for our common stock began on August 21, 2009, and “regular way” trading for our common stock began on September 1, 2009. Prior to August 21, 2009 there was no public market for our common stock. The following table sets forth the quarterly high and low sales prices of our common stock for our last completed quarterly period and from October 1, 2009 through December 15, 2009:

Quarterly Period	High	Low
2009
Quarter ended September 30, 2009*	$22.42	$18.31
Current Quarter (through December 15, 2009)	26.99	20.65

*	Includes only prices for “regular way” trading from September 1, 2009 through September 30, 2009.

Holders

As of December 15, 2009, there were approximately 14,021 stockholders of record.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the common stock on behalf of the Company.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our combined financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2009 and included in our Current Report on Form 8-K dated November 13, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our combined financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We post on our public website (www.carefusion.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 that we filed with the SEC on September 15, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that we filed with the SEC on November 13, 2009;

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The description of our common stock contained in our Information Statement, filed as exhibit 99.1 to the Registration Statement on Form 10 dated July 22, 2009, as amended by Amendment No. 6 (Commission File No. 001-34273); and

•	Our Current Reports on Form 8-K filed with the SEC on July 28, 2009, September 2, 2009, September 15, 2009, October 19, 2009, November 13, 2009, and December 17, 2009.

By incorporating by reference our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, we can disclose important information to you by referring you to our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q, our Information Statement and our Current Reports on Form 8-K, which are considered part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by contacting our Investor Relations Department at 3750 Torrey View Court, San Diego, California, 92130 or by calling 1-888-876-4287. Copies of any of these documents may also be obtained free of charge through our website at www.carefusion.com.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

35,882,301 Shares

CareFusion Corporation

Common Stock, Par Value $0.01 Per Share

PROSPECTUS

January 6, 2010